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                     June 22, 2021

       Robert Tirva
       President
       SONIM TECHNOLOGIES INC
       6836 Bee Cave Road
       Building 1, Suite 279
       Austin TX 78746

                                                        Re: SONIM TECHNOLOGIES
INC
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed March 18,
2021
                                                            File No. 001-38907

       Dear Mr. Tirva:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing